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                                                                    Exhibit 99.1

                    [First Community Bancshares, Inc. Logo]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                                     FOR MORE INFORMATION,
JUNE 19, 2001                                    CONTACT:   ROBERT L. SCHUMACHER
                                                               AT (540) 326-9000

                FIRST COMMUNITY BANCSHARES, INC. (FCBC) RESCINDS
                              STOCK REPURCHASE PLAN

         BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) announced today that it is rescinding its previously announced Stock Repurchase Plan. The plan, which was announced on January 29, 2001 and renewed on December 19, 2000, provided for the purchase of up to 5% or approximately 436,000 shares of the Company's common stock.

         Recent market conditions have resulted in an increase in the market price of FCBC shares culminating in a 54% increase in the price of the stock since December 31, 2000. With the significant increase in the value of the stock and new opportunities for capital investment, the Company's Board of Directors made the decision to terminate the plan at this time. According to Company officials, the termination of the plan will complement the Company's plans for further expansion and is required in the event the Company initiates certain pooling of interests business combinations.

         First Community Bancshares, Inc. is a bank holding company and the Parent Company of First Community Bank, N. A. First Community Bank is the third largest bank headquartered in Virginia and operates 33 branches throughout West Virginia, Virginia and North Carolina. First Community Bank also owns United First Mortgage, Inc. based in Richmond, Virginia, which operates 10 offices from Virginia Beach to Harrisonburg, Virginia.

         First Community Bancshares, Inc. common stock is traded on the Nasdaq SmallCap market under the symbol "FCBC."

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